HNP Capital Fund Management Group, LLC Code of Ethics

I.	INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all Advisory Representatives and certain other persons of HNP have a fiduciary duty to place the interest of Clients ahead of their own and HNP’s. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of HNP’s Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of HNP, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or portfolio holdings of Clients (iv) all of HNP’s directors, officers, members and Advisory Representatives. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any person or entity for which HNP serves as an investment adviser, renders investment advice or makes investment decisions.

"Code" means this policy as supplemented by other policies and procedures contained in HNP’s Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in open-end mutual funds (except affiliated mutual funds) and (iv) units of a unit investment trust (except affiliated unit investment trusts).

HNP has established the following restrictions in order to ensure its fiduciary responsibilities:

  HNP emphasizes the unrestricted right of the Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. HNP’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Client.
  Associated persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived in whole or in part, by reason of the associated person’s employment, unless the information is also available to the investing public on reasonable inquiry. No associated person of the Firm shall prefer his or her own interest to that of the advisory Client.
  HNP and its associated persons generally may not purchase and sell securities being considered for, or held by Client accounts without pre-clearance of the Firm’s Compliance Officer. Moreover, if the security is a thinly traded security (with average daily volume below 100,000 shares per day) investment personnel may be subject to a blackout period from trading in such securities.
  HNP or individuals associated with the Firm may buy or sell for their personal accounts investment products identical to those recommended to Clients. It is the expressed policy of HNP that no person employed by the Firm may enter an order to purchase or sell any security prior to a transaction being implemented for an advisory account (in accordance with standard “front running” guidelines), and therefore, preventing such employees from benefiting from transactions placed on behalf of advisory accounts.
  HNP and its employees generally may not participate in private placements or initial public offerings (IPOs) without pre-clearance from the Firm's Compliance Officer.
  The Firm requires that all individuals must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.

  Records will be maintained of all securities bought or sold by the Firm, associated persons of the Firm, and related entities. Mr. Norvell will review these records on a quarterly basis.
  Any individual not in observance of the above may be subject to termination.

B. Appendices to the Code. The Code shall be supplemented by the Compliance and Written Supervisory Procedures Manual in its entirety, specifically including, without limitation, those dealing with:

(i)	Fiduciary Duty.

(ii)	Trading

(iii)	Principal & Agency Cross Transactions;

(iv)	Personal Securities Transactions;

(v)	Insider Trading;

II.	OTHER DUTIES

	A.	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

	B.	Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with HNP, Access Persons may be offered or may receive without notice, gifts from Clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of HNP. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to HNP’s CCO.

	2.	Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

	3.	Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to HNP.

C.	Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or HNP. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D.	Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E.	Reporting, Review and Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall review Access Persons' personal trading reports quarterly and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in HNP's files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) a copy of the initial holdings report and (vi) copies of the quarterly and annual compliance certificates required by the Code.

F.	Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. HNP may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by HNP in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G.	Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H.	Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with HNP that evidences his or her receipt of this Code of Ethics and submit to HNP a complete report of the Access Person's securities holdings. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, in the form proscribed by HNP for this purpose, a list of all personal transactions in Reportable Securities. Annually, all Access Persons will be required to certify compliance with HNP’s Code of Ethics.

10.1 Initial Report of Holdings

HNP’s

Personal Securities Holdings & Transactions Initial Report

Name:

Date report is submitted:

We have recently determined that you are an "access person," as defined in our code of ethics. As such, you are required to complete this form and submit it to Mr. Norvell, Chief Compliance Officer within 30 days of becoming an access person.

Instructions: This form asks for information about your personal securities holdings and statements.

1. The information you provide below must be current as of a date no more than 30 days before you became an access person.

2. You must include securities held by your immediate family members with whom you live, unless you are not a beneficial owner of those securities.

3.	You do not need to report holdings in the following types of securities:

Shares of money market funds;

Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable;

Direct obligations of the U.S. government;

Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or

Units of a unit investment trust (UIT) in unaffiliated unit investment trusts.

4.	You do not need to report securities held in accounts over which you had no direct or indirect influence or control, such as a blind trust.

A.	For each security in which you have any direct or indirect beneficial ownership, provide the following information:

The title of the security;

The type of the security;

The exchange ticker symbol or CUSIP number (as applicable);

The number of shares (as applicable); and

The principal amount of the security (as applicable)

B.	List the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit. These accounts are required to transfer to Charles Schwab or TD Ameritrade for purposes of the CCO’s role in monitoring and maintaining the firm’s Code of Ethics and Compliance program.

Any exceptions to Charles Schwab & TD Ameritrade must be in writing to the CCO (as to why) and arrangements must be made to ensure the firm’s Code of Ethics and Compliance program criteria are met

10.2 Quarterly Transaction Reports

HNP’s

Personal Securities Reports & Transactions Quarterly Report

Name:

Date report is submitted:

As you know, you are an "access person," as defined in our code of ethics. As such, you are required to complete this form and submit it to HNP’s Chief Compliance Officer, Mr. Norvell (“CCO”), no later than 30 days after the end of the calendar quarter.

Instructions: This report covers all of your personal securities transactions occurring during the past calendar quarter.

1. If you had no personal securities transactions during the quarter, you may disregard this form (you are not required to report that that you had no transactions).

2. You must include securities transactions of your immediate family members with whom you live, unless the member was not a beneficial owner of the securities at the time of the transaction.

3.	You do not need to report transactions in the following types of securities:

Shares of money market funds;

Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable;

Direct obligations of the U.S. government;

Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or

Units of a unit investment trust in unaffiliated unit investment trusts.

4.	You do not need to report transactions:

Occurring in an account over which you had no direct or indirect influence or control, such as a blind trust; or

Made pursuant to an automatic investment plan, such as a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in this report.

10.3	Annual Reports

HNP’s Personal Securities Holdings Annual Report

Name: Date report is submitted:

5. Documents Provided In Lieu of This Form. If you must provide, trade confirmations or account statements to the firm, do not complete this report. For all transactions occurring during this quarter, you must provide copies of the confirmations or statements to the CCO no later than 30 days after the close of the month. However, if the confirmation or statement does not contain all of the information required on this form, you must provide the remaining information on this form.

For each transaction in a security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, provide the following information:

  Date of the transaction;
  The title of the security;
  The exchange ticker symbol or CUSIP number (as applicable);
  Interest rate and maturity date (as applicable);
  The number of shares involved in the transaction (as applicable);
  The principal amount of each reportable security involved (as applicable);
  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
  The price of the security at which the transaction was effected; and
  The name of the broker, dealer or bank with or through which the transaction was effected.

As you know, you are an "access person," as defined in our code of ethics." As such, you are required to complete this form at least once annually on an anniversary date selected by HNP. The information provided must be current as of a date no more than 45 days before the report is submitted.

Instructions: This form asks for information about your personal securities holdings.

1. The information you provide below must be current as of a date no more than 45 days before you became an access person.

2. You must include securities held by your immediate family members with whom you live, unless you are not a beneficial owner of those securities.

3.	You do not need to report holdings in the following types of securities:

Shares of money market funds;

Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable;

Direct obligations of the U.S. government;

  Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or
  Units of a unit investment trust (UIT) in unaffiliated unit investment trusts.

4. You do not need to report securities held in accounts over which you had no direct or indirect influence or control, such as a blind trust.

A. For each security in which you have any direct or indirect beneficial ownership, provide the following information:

  The title of the security;
  The type of the security;
  The exchange ticker symbol or CUSIP number (as applicable);
  The number of shares (as applicable); and
  The principal amount of the security (as applicable)

B. List the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.